Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Equity Incentive Plan of Alexza Pharmaceuticals, Inc. of our reports dated March 11, 2008, with respect to the consolidated financial statements of Alexza Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Alexza Pharmaceuticals, Inc. filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
May 29, 2008
Palo Alto, California